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                                                                  EXHIBIT 10.129

September 13, 2006

PRIVATE & CONFIDENTIAL                                 VIA E-MAIL

Mr. Timothy J. Mclntyre
President & CEO
VYTERIS HOLDINGS (NEVADA), INC.
13-01 Pollitt Drive
Fair Lawn, NJ 07410

Dear Tim:

                          ADVISORY CONSULTING AGREEMENT

Pursuant to our discussions, this document represents the terms of the agreement (the "Agreement") between VYTERIS HOLDINGS (NEVADA), INC. ("Vyteris" or the "Company") and International Capital Advisory Inc. ("ICA").

The effective date of this Agreement shall be September 13, 2006.

     1.   SCOPE OF AGREEMENT:

     As discussed, during the term hereof, ICA will undertake certain advisory services (the "Services") on behalf of the Company, including:

          (a) Managing, identifying and/or assisting in the negotiation and placement of two equity financings of $5 million and $15 million US for the Company, (the "Equity Fundings"). Such Equity Fundings may be done in two tranches with completion of tranche one immediately and ICA and the Company shall each use their respective best efforts to complete tranche two by 12/31/06. In the $5 million tranche, it is currently anticipated that Vyteris will issue 20,000,000 shares of Common Stock at a price of $0.25 per share, and 10,000,000 2-year warrants exercisable at $0.45 per share (the "Units"). The warrants will be callable by the Company when the bid price of the stock trades at $1.00 per share for 20 consecutive trading days. In the second tranche, it is currently anticipated that Vyteris will issue $15 million shares of common stock at a minimum of $0.75 per share.

          (b) ICA shall aid Vyteris in developing a capital market strategy and introduce Vyteris to investment dealers, analysts, corporate finance representatives, institutional investors and retail brokers throughout North America and Europe when appropriate. ICA shall work with the Company's US investor relations firm(s) and Vyteris' internal investor relations personnel on a regular basis to develop a long-term North American program to enhance Vyteris' presence in the capital markets. This will include setting up road shows and dealer presentations throughout North America and Europe.

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ADVISORY CONSULTING AGREEMENT-VYTERIS
PRIVATE AND CONFIDENTIAL
SEPTEMBER 13, 2006
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          (c)  ICA shall aid Vyteris in identifying potential acquisition targets in Canada, the US and Europe. ICA will obtain Vyteris' Board approval before approaching any companies. As part of a potential M&A transaction, ICA may introduce Vyteris to parties who can facilitate a possible M&A financing.

          (d) Upon Vyteris' Board approval, ICA shall aid Vyteris in sourcing, negotiating and/or facilitating possible joint-ventures with pharmaceutical companies and medical device companies to enhance its distribution capabilities, product pipeline or licensing initiatives.

     2.   FEES STRUCTURE:

     The following outlines the fees structure for the advisory services described above:

          (a) Upon the closing of the initial $5.0 million Equity Funding Vyteris will issue or grant: (i) 6.0 million common shares in Vyteris to ICA or any of ICA's affiliates or partners; and (ii) an additional 1.1 million shares in Vyteris to one or more of ICA's Investor Relations groups. In each case, the shares granted pursuant to this paragraph are being granted in consideration of the services being provided by ICA to Vyteris, and shall be deemed to be issued for $0.25 per share of value;

          (b) If the second tranche does not close due to ICA not performing, then, then ICA shall return to Vyteris 1 million Vyteris common shares. If the second tranche closes, then ICA does not need to return any shares.

          (c) The Company will pay ICA a monthly consulting fee of $12,500 for 12 months with the first payment due on September 1, 2006. Additionally, once the first 12 month period described herein is completed, Vyteris will pay ICA a monthly retainer of $15,000 for the subsequent twenty four (24) month period. All payments are due and payable on the first day of each month.

          (d) If the first tranche of $5 million described above is consummated, then, if during the subsequent 18 months a merger or acquisition is completed or a funding related to a merger or acquisition is completed with any company or entity introduced by ICA during the term of this letter agreement, then Vyteris pays a work fee to ICA in an amount equal to 6% of the total value of the transaction. Further, if the second tranche described above is consummated (and results in gross proceeds to the Company of $15 million or more), the work fee referred to in the preceding sentence shall apply for 3 years following the closing of the first tranche (in other words, an additional two years).

          (e) If a strategic or partnership agreement, including without limitation, a distribution, marketing, licensing, product or manufacturing agreement,

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ADVISORY CONSULTING AGREEMENT-VYTERIS
PRIVATE AND CONFIDENTIAL
SEPTEMBER 13, 2006
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               is entered into or from an ICA generated prospect, the
               transaction fee to be paid to ICA shall be an upfront payment and commission equal to the following percentage of "gross revenues", as defined below, of all products or services sold to, or through, Vyteris or the ICA Prospect, and all products or services sold between Vyteris and the ICA Prospect, in any market addressed by the business relationship:

               o    UP-FRONT ONE-TIME PAYMENT EQUAL TO US $50,000,00 PER
                    PRODUCT;

               o    YEAR 1: 3% OF GROSS REVENUES

               o    YEAR 2: 3% OF GROSS REVENUES

               o    YEAR 3: 3% OF GROSS REVENUES

               o    YEAR 4: 3% OF GROSS REVENUES

               o    YEAR 5: 3% OF GROSS REVENUES

               For the purpose of this provision, a "year" shall commence on the date of the first sale of a product/service under the distribution, marketing, manufacturing or licensing agreement and each anniversary date thereafter.

          (f) All air, hotel, meal expenses, telecommunication expenses and all other reasonable expenses relating to Vyteris activities, submitted on a monthly basis. Any expense or group of related expenses above US $750 must be pre-approved by Vyteris.

     3.   CONFIDENTIALITY:

          The Company and ICA agree to hold confidential the terms and conditions of this Agreement other than required by law.

     3A. At all times during the term hereof, ICA shall comply with all applicable laws, rules and regulations in connection with ICA's performance of this Agreement. ICA covenants that it shall not offer or sell Vyteris securities in any state or other jurisdiction within the United States of America. ICA shall indemnify and hold the Company harmless for the Company's direct damages in the event that ICA breaches the foregoing two covenants.

     4.   TERM:

          (a) This Agreement shall be for a minimum period of 36 months commencing on the closing date of the initial tranche of the Equity Fundings (the "End Date").

          (b) Notwithstanding the termination of this Agreement, the provisions of section 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 3A shall survive until the End Date.

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ADVISORY CONSULTING AGREEMENT-VYTERIS
PRIVATE AND CONFIDENTIAL
SEPTEMBER 13, 2006
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Unless otherwise stated, all figures in this Agreement are stated in US dollars.
Please confirm your agreement with the foregoing terms by signing this Agreement in the place provided below and returning two executed copies to the offices of ICA to the attention of Mr. Morrie Tobin.

Yours very truly,

On behalf of
INTERNATIONAL CAPITAL ADVISORY INC.


By:


/s/ Mr. Morrie Tobin
-----------------------------
Mr. Morrie Tobin
Vice-President

Acknowledged and agreed this 13th day of September 2006.

On behalf of
VYTERIS HOLDINGS (NEVADA), INC.


By:


/s/ Mr. Timothy J. McIntyre
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Mr. Timothy J. McIntyre
CEO